Exhibit 10.1

Final Form

ASSET PURCHASE AGREEMENT

dated as of April 27, 2015

by and among

ALLIED NEVADA GOLD CORP.,

ANG EUREKA LLC,

ANG CORTEZ LLC,

ANG NORTHEAST LLC,

ANG PONY LLC,

ANG CENTRAL LLC,

ALLIED NEVADA GOLD HOLDINGS LLC,

ANG NORTH LLC,

ALLIED VNC INC.,

VICTORY EXPLORATION INC.,

HASBROUCK PRODUCTION COMPANY LLC

and

CLOVER NEVADA LLC

i

6.3	Public Announcements	21
6.4	Tax Matters	21
6.5	Regulatory Approvals	22
6.6	Further Assurances	23
6.7	Nature of Transaction	24
6.8	Permits Covenant	25
6.9	Bankruptcy Matters	25

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF THE PARTIES		27
7.1	Conditions Precedent to Obligations of the Buyer	27
7.2	Conditions Precedent to the Obligations of the Sellers	28

ARTICLE 8 TERMINATION		28
8.1	Termination of Agreement	28
8.2	Consequences of Termination	29

ARTICLE 9 MISCELLANEOUS		30
9.1	Expenses	30
9.2	Assignment	30
9.3	Parties in Interest	30
9.4	Notices	30
9.5	Choice of Law; Jurisdiction and Venue	31
9.6	Entire Agreement; Amendments and Waivers	31
9.7	Schedules	31
9.8	Counterparts; Facsimile and Electronic Signatures	32
9.9	Retention of Deposit Not Penalty	32
9.10	Severability	32
9.11	WAIVER OF RIGHT TO TRIAL BY JURY	32
9.12	NO CONSEQUENTIAL DAMAGES	32
9.13	Survival	32
9.14	Non-Recourse	33
9.15	Seller Representative	33
9.16	Sellers’ Fiduciary Obligations	34
9.17	Bulk Sales Laws	34

Exhibits:

Exhibit A – Bid Procedures
Exhibit B – Bid Procedures Order
Exhibit C – Sale Order

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of April [    ], 2015 (the “Effective Date”), by and among ALLIED NEVADA GOLD CORP., a Delaware corporation, ANG EUREKA LLC, a Nevada limited liability company, ANG CORTEZ LLC, a Nevada limited liability company, ANG NORTHEAST LLC, a Nevada limited liability company, ANG PONY LLC, a Nevada limited liability company, ANG CENTRAL LLC, a Nevada limited liability company, ALLIED NEVADA GOLD HOLDINGS LLC, a Nevada limited liability company, ANG NORTH LLC, a Nevada limited liability company, ALLIED VNC INC., a Nevada corporation, VICTORY EXPLORATION INC., a Nevada corporation, and HASBROUCK PRODUCTION COMPANY LLC, a Nevada limited liability company (each a “Seller” and, collectively, the “Sellers”), ALLIED NEVADA GOLD CORP., in its capacity as representative of the Sellers (“Seller Representative”), and CLOVER NEVADA LLC, a Nevada limited liability company (the “Buyer”). The Sellers and the Buyer are each referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Sellers will, as of the Closing, hold certain assets, permits, contracts and other rights currently used or held for use in the ownership and operation of the Exploration Properties;

WHEREAS, on March 10, 2015, the Sellers filed voluntary petitions (“Petitions”) for relief (commencing the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, and as authorized under sections 105, 363 and 365 of the Bankruptcy Code, the Sellers wish to sell to the Buyer and the Buyer wishes to purchase from the Sellers all of the right, title and interest of the Sellers as of the Closing Date in the Acquired Assets and to assume from the Sellers the Assumed Liabilities.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Permits” has the meaning set forth in Section 2.1(d).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.

“Agreed Allocations” has the meaning set forth in Section 3.3.

“Agreement” means this Asset Purchase Agreement, together with all exhibits hereto and the Schedules.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, in a form reasonably mutually acceptable to Seller Representative and Buyer, pursuant to which the Sellers will convey all Acquired Assets to the Buyer, other than any Acquired Assets transferred pursuant to a Deed, and the Buyer will accept such Acquired Assets and assume the Assumed Liabilities.

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bid Procedures” means the bidding procedures, in the form set forth on Exhibit A, with modifications, if any, to be in form and substance satisfactory to the Parties.

“Bid Procedures Order” means an Order of the Bankruptcy Court, in substantially the form set forth on Exhibit B, with modifications, if any, to be in form and substance satisfactory to the Parties that, among other things, approves the Bid Procedures, designates the Buyer as a “stalking horse bidder” and authorizes the Sellers to pay the Break-Up Fee and Expense Reimbursement in accordance with this Agreement and the Bid Procedures.

“Break-Up Fee” has the meaning set forth in Section 6.9(a)(i).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Buyer” has the meaning set forth in the preamble.

“Cash Consideration” means $17,500,000.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claims” means all rights or causes of action (whether in law or equity), Proceedings, obligations, demands, restrictions, warranties, guaranties, indemnities, consent rights, options, contract rights, rights of recovery, setoff, recoupment, indemnity or contribution, covenants and interests of any kind or nature whatsoever (known or unknown, matured or unmatured, accrued or contingent and regardless of whether currently exercisable), whether arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether imposed by agreement, understanding, law, equity or otherwise, including all “claims” as defined in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning set forth in Section 3.1(a).

“Code” means the Internal Revenue Code of 1986.

“Competing Transaction” has the meaning set forth in Section 6.9(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated November 24, 2014 by and between Allied Nevada Gold Corp. and Waterton Global Resource Management, Inc., as amended on February 11, 2015 and as may be further amended, restated, modified or replaced from time to time in accordance with its terms.

“Consent” has the meaning set forth in Section 4.3.

“Contract” means any written or oral contract, lease, license, purchase order, sales order or other agreement, arrangement, understanding or commitment that is binding upon a Person or its property.

“Cure Amount” means the amount payable in order to cure all defaults existing under the Assumed Contracts and to effectuate the assumption by the Sellers of the Assumed Contracts and the assignment to the Buyer pursuant to section 365 of the Bankruptcy Code as provided in the Sale Order or other Order of the Bankruptcy Court, including the Cure Amounts set forth on Schedule 4.13(c) (as may be supplemented or modified in accordance with Sections 2.5 and 6.6).

“Cut-Off Date” has the meaning set forth in Section 2.5.

“Deeds” means special warranty deeds to be delivered by the Sellers at Closing, in the forms reasonably mutually acceptable to Seller Representative and Buyer, pursuant to which the Sellers will convey to the Buyer any Owned Real Property and any Mining Claims.

“Deposit” means $1,750,000.

“Deposit Escrow Agreement” means the Deposit Escrow Agreement by and among the Buyer, Seller Representative and the Escrow Agent, in a form to be mutually agreed upon by such parties.

“Designated Claims” has the meaning set forth in Section 6.6(c).

“Effective Date” has the meaning set forth in the preamble.

“Environmental Law” means any Law relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, protection of natural resources and threatened and endangered species and environmental conditions on, under, or migrating to or from any real property owned, leased or operated at any time by any Seller, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination.

“Escrow Agent” means Citibank, N.A. or such other escrow agent as is mutually selected by Seller Representative and Buyer.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expense Reimbursement” means a reimbursement to the Buyer of the Buyer’s reasonable actual, documented expenses incurred in connection with the transactions contemplated by this Agreement, including reasonable actual, documented professional fees; provided, however, that such reimbursement shall not exceed $100,000 in the aggregate.

“Exploration Properties” has the meaning set forth in Section 2.1(a).

“Filing” has the meaning set forth in Section 4.3.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Entity” means any federal, state, provincial, local, municipal, foreign or other (a) government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means any material, waste, substance, chemical, pollutant or contaminant that is regulated or for which Liabilities or standards of care are imposed under applicable Environmental Laws due to hazardous or toxic properties, including: (a) any type of crude oil, petroleum or petroleum distillate, or fraction or by-product thereof; and (b) all substances falling within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “radioactive materials,” “hazardous chemicals,” “toxic chemicals,” or “hazardous waste,” as set forth in any applicable Environmental Law.

“Intellectual Property” means the following and all worldwide rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) all inventions (whether patentable or not), improvements, trade secrets, and know-how and other proprietary information which derives independent economic value from not being generally known to the public, (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all internet uniform resource locators, domain names, trade names, trade dress, common law trademarks and service marks, trademarks and service marks, and trade dress, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing, and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world including royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Interim Period” has the meaning set forth in Section 6.1.

“Law” means any federal, state, provincial, local or foreign statute, law, legislation (or any provision thereof), ordinance, regulation, rule, code, Order, principle of common law, judgment or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity or other requirement or rule of law and all regulations issued by a Governmental Entity thereunder or pursuant thereto.

“Liabilities” means, as to any Person, adverse Claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“Lien” means any lien (statutory or otherwise), Claim, pledge, option, charge, right of first refusal, hypothecation, encumbrance, royalty, easement, lease or sublease, security interest, right-of-way, encroachment, mortgage, deed of trust, restriction on transferability or other similar restriction, whether imposed by agreement, Law or otherwise and whether of record or otherwise.

“Machinery and Equipment” means equipment (including cars, trucks, forklifts and other industrial vehicles), machinery (whether mobile or otherwise), materials, furniture, fixtures, improvements, tooling and other tangible property.

“Material Adverse Effect” means any change, event, circumstance, development or effect that is or would reasonably be expected to be materially adverse to the Acquired Assets or to the Sellers’ ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, excluding any change, event, circumstance, development or effect resulting or arising from: (a) any circumstance generally affecting the international, national or regional mining industry; (b) any change in economic, financial market, regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, or changes imposed by a Governmental Entity associated with additional security; (c) changes or prospective changes in Law, GAAP or official interpretations of the foregoing; (d) changes attributable to the announcement of this transaction or the identity of the Buyer, including any loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor, supplier or other relationships resulting therefrom; (e) the failure in and of itself by any Seller to meet any forecasts, projections or estimates, including internal forecasts, projections or estimates of revenue, earnings or performance (it being understood that the underlying causes of the failure to meet such forecasts, projections or estimates shall be taken into account in determining whether a Material Adverse Effect has occurred); (f) the failure of the Acquired Assets to have any, or any amount of, gold, silver, or other minerals; or (g) the filing of the Petitions, the commencement of the Chapter 11 Cases, the pendency of the Chapter 11 Cases or any action approved by, or motion made before, the Bankruptcy Court.

“Mining Claims” has the meaning set forth in Section 4.6(b)(i).

“Non-Party Affiliates” has the meaning set forth in Section 9.14.

“Notices” has the meaning set forth in Section 9.4.

“Operating Records and Other Information” means all data, information (including tangible and intangible information such as drill core, drill logs, assays, metallurgical test work, mine plans and similar information), agreements, files, books (including accounting books and records), operating records, operating, safety and maintenance manuals, engineering and design plans, blueprints and as-built plans, specifications, drawings, reports, procedures, facility compliance plans, test records and results, other records and filings made with Governmental Entities, environmental procedures and similar records, in each case, to the extent primarily relating to the Acquired Assets described in Sections 2.1(a) through 2.1(d) and Sections 2.1(f) through 2.1(h).

“Order” means any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” has the meaning set forth in Section 4.6(a).

“Party” has the meaning set forth in the preamble.

“Permits” means permits, licenses, registrations, certificates of occupancy, approvals, consents, clearances and other authorizations issued by any Governmental Entity.

“Permitted Liens” means: (a) title of a lessor under a capital or operating lease that is an Assumed Contract; (b) terms and conditions of any Assumed Contract or Real Property Instrument; (c) such Liens, imperfections in title, restrictions or other matters that are due exclusively to zoning or subdivision, entitlement, and other land use Laws or regulations; (d) Liens that arise exclusively by reason of acts of the Buyer or with the prior written approval of the Buyer; (e) orders or rulings of the Nevada State Office of the Bureau of Land Management or the Nevada Division of Water Resources to the extent such orders or rulings do not invalidate (or could not reasonably be expected to invalidate) the Mining Claims or water rights that are the subject of such orders or rulings; or (f) all covenants, conditions, restrictions, royalties, easements, charges, rights of way, or other similar encumbrances on title, in each case, that are filed of record in the real property records to which they relate or affect or filed with the Nevada State Office of the Bureau of Land Management or filed with the Nevada Division of Water Resources and that do not materially affect the value of the real property or interfere with the use thereof; provided, however, that Permitted Liens shall not include royalties or any similar interests or Liens for Taxes (other than Liens for Transfer Taxes arising with respect to the transactions contemplated by this Agreement).

“Person” means an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Petitions” has the meaning set forth in the recitals.

“Prepaid Expenses” means all prepaid charges and expenses of a Seller to the extent such charges and expenses (a)(i) were deposited or paid pursuant to Assumed Contracts and (ii) relate to goods or services to be performed to or for the benefit of the Buyer or any of its Affiliates at any time after the Closing and (b) cash deposits paid by any Sellers under any Assumed Contracts that will be transferred to the Buyer or any of its Affiliates at Closing.

“Proceeding” means any claim, action, arbitration, audit, known investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Property Rights” has the meaning set forth in Section 2.1(b).

“Purchase Price” means the aggregate consideration that is the sum of (a) the Cash Consideration and (b) the amount not to exceed $65,000 that Sellers have posted in respect of any Seller Security that is transferred to the Buyer.

“Real Property Instrument” means any deed or instrument evidencing ownership in Owned Real Property or Mining Claims and any lease, sublease or similar agreement for the Leased Real Property.

“Reclamation Obligation” means any and all reclamation actions required during, or following cessation of, any exploration, mining or processing activities conducted by or in connection with the Acquired Assets, or required at or on the Acquired Assets, that is required by Law, Permit or Contract.

“Release” means any spilling, leaking, emitting, discharging, escaping, or disposing of any Hazardous Material, or any migration thereof, into indoor or outdoor environmental media (including soil, surface waters, groundwater, sediments or air).

“Remedial Action” means any investigation, analysis, study, evaluation, monitoring, testing, assessment, correction or remediation of a Release required pursuant to applicable Environmental Law or by a Governmental Entity.

“Representative” means, with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” means an Order or Orders of the Bankruptcy Court issued pursuant to sections 105, 363, and 365 of the Bankruptcy Code, in substantially the form set forth in Exhibit C hereto, with modifications, if any, acceptable to Buyer and the Seller Representative authorizing and approving, among other things, (a) the sale, transfer and assignment of the Acquired Assets to the Buyer in accordance with the terms and conditions of this Agreement, free and clear of all Claims and Liens, (b) the assumption and assignment of the Assumed Contracts in connection therewith, including the assumption by Buyer of, and the obligation by Buyer to pay, the Cure Amounts set forth on Schedule 4.13(c) (as may be modified in accordance with Sections 2.5 and 6.6) and (c) that Buyer is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code.

“Schedules” means the disclosure schedules delivered in connection with the execution of this Agreement.

“Sellers” has the meaning set forth in the preamble.

“Seller Representative” has the meaning set forth in the preamble.

“Seller Security” has the meaning set forth in Section 4.10.

“Successful Bidder Notice” has the meaning set forth in Section 3.4(c).

“Tax” means any and all taxes, assessments, levies, duties or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, franchise, capital stock, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, unclaimed property liabilities, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, stamp duty reserve, estimated or other similar tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity (whether within or outside the United States) competent to impose Tax.

“Tax Return” means any and all returns, declarations, reports, documents, claims for refund, or information returns, statements or filings that are required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.

“Transfer Tax” means any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto including any filing fees to be paid to the Bureau of Land Management and any Taxes under the agricultural deferral, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

1.2 Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Words denoting any gender shall include all genders.

(c) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d) A reference to any Law shall include any amendment, modification or re-enactment thereof and any Law substituted therefor.

(e) All references to “$” and dollars shall be deemed to refer to United States currency.

(f) All references to any financial or accounting terms shall be defined in accordance with GAAP, unless otherwise defined herein.

(g) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement, unless otherwise specified. All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement, as they may be modified by the Schedules, unless otherwise specified.

(h) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(j) If a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(k) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, restated, supplemented or otherwise modified from time to time in accordance with it terms, except to the extent prohibited by this Agreement or that other agreement or document.

(l) Exhibits, Schedules, annexes and other documents referred to as part of this Agreement are hereby incorporated herein and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any exhibit, Schedule or annex but not otherwise defined therein shall be defined as set forth in this Agreement.

(m) The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and shall not be a part of, or affect the meaning or interpretation of, this Agreement.

(n) This Agreement is the result of the joint efforts of the Sellers and the Buyer, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

ARTICLE 2

TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Assets to be Acquired. Subject to the terms and conditions of this Agreement and the Sale Order, and upon entry of the Sale Order, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens (other than Permitted Liens) as provided in the Sale Order and the Buyer shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to the following assets, tangible or intangible, real or personal (the “Acquired Assets”), which shall, in each case, not include the Excluded Assets:

(a) all real property rights and interests, mining claims (whether patented or unpatented), mining leases or concessions, whether owned or leased, in each case, identified on Schedule 2.1(a) (the “Exploration Properties”);

(b) all water rights, surface use rights, access rights or agreements, easements and rights of way, tunnels, drifts, power lines, pipelines and roads, whether owned or leased, used or held for use by Sellers primarily in connection with the Exploration Properties, in each case, listed on Schedule 4.6(a), Schedule 4.6(b)(i) and Schedule 4.6(c)(i) (the “Property Rights”);

(c) all Contracts that are executory and unexpired as of the Closing Date set forth on Schedule 2.1(c) (collectively, the “Assumed Contracts”);

(d) all Permits primarily used or required for the ownership or operation of the Acquired Assets listed in Sections 2.1(a) through (c), in each case, listed on Schedule 2.1(d), but only to the extent that such Permits are transferable by the Sellers to the Buyer by assignment or otherwise (including those that will pass to the Buyer as successor in title to the Acquired Assets by operation of Law) (the “Acquired Permits”), and all Seller Security, to the extent permitted to be transferred to the Buyer by the Governmental Entity for whose benefit such Seller Security has been posted;

(e) subject to the right of the Sellers to retain copies for legal or tax reasons, the Operating Records and Other Information;

(f) the royalty or similar interests held by the Sellers which are set forth on Schedule 2.1(f);

(g) all rights to receive rental payments or other charges, in each case, to the extent arising under the terms of the Assumed Contracts; and

(h) all Claims to the extent related to (but only to the extent related to) the Acquired Assets described in Sections 2.1(a) through 2.1(g) or the Assumed Liabilities; provided, however, that Acquired Assets shall not include any claims of any of the Sellers’ estates under article 5 of the Bankruptcy Code or analogous state statutes, including claims under sections 547, 548, 549 or 550 of the Bankruptcy Code.

2.2 Excluded Assets. The Acquired Assets do not include, and the Sellers hereby reserve and exclude from the transaction contemplated by this Agreement, the following assets (collectively, the “Excluded Assets”):

(a) except as provided in Section 2.1(g), all cash and cash equivalents, marketable securities, security entitlements, instruments and other investments and all bank accounts and securities accounts;

(b) any prepayments made with regard to insurance policies and any Prepaid Expenses to the extent relating to any other Excluded Asset or any Excluded Liability;

(c) all Intellectual Property of the Sellers that does not relate primarily to the Acquired Assets;

(d) subject to Sections 2.5 and Section 6.6, any Contract that is not an Assumed Contract;

(e) all Claims other than those set forth in Section 2.1(h);

(f) all Permits which are not transferable by the Sellers to the Buyer by assignment or otherwise and all Seller Security, to the extent not permitted to be transferred to the Buyer by the Governmental Entity for whose benefit such Seller Security has been posted, including the Permits set forth on Schedule 2.2(f);

(g) any claims of any of the Sellers’ estates under article 5 of the Bankruptcy Code or analogous state statutes, including claims under sections 547, 548, 549 or 550 of the Bankruptcy Code;

(h) any asset used or held for use primarily in connection with the ownership and operation of the Hycroft Mine located in Humboldt and Pershing Counties, Nevada;

(i) all Prepaid Expenses; and

(j) any other asset that is not an Acquired Asset.

2.3 Liabilities to be Assumed by the Buyer. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall assign to the Buyer, and the Buyer shall assume from the Sellers and pay, perform and discharge, when and as due and in accordance with their respective terms, the following Liabilities of any Seller or any Affiliate of any Seller (collectively, the “Assumed Liabilities”):

(a) all Liabilities (i) arising after the Closing out of or relating to the Acquired Assets or (ii) arising after the Closing out of or relating to the Buyer’s ownership or operation of the Acquired Assets, including any Liabilities relating to Reclamation Obligations with respect to the Acquired Assets;

(b) all Liabilities (i) under each of the Assumed Contracts that arise after or relate to the period from and after the Closing and (ii) for the Cure Amounts, including the Cure Amounts set forth on Schedule 4.13(c) (as may be supplemented or modified in accordance with Sections 2.5 and 6.6);

(c) 50% of any Liabilities for Transfer Taxes arising with respect to the transactions contemplated by this Agreement, if any; and

(d) the Liabilities occurring or accruing before or after the Closing Date (i) arising under or associated with noncompliance with Environmental Laws (including fines, penalties, damages, and remedies), the environmental condition of any Acquired Assets as of the Closing Date or the failure to undertake or complete Reclamation Obligations required as of the Closing Date; (ii) arising under the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 810 et. seq. or its associated regulations and/or (iii) assessed by the United States Department of Labor’s Mine Safety and Health Administration, in each case, whether relating to pre-Closing or post-Closing operations or ownership of the Acquired Assets, in each case, solely to the extent set forth on Schedule 4.7.

2.4 Excluded Liabilities. The Buyer shall not assume, and the Sellers hereby retain, any Liability of any Seller or any of its Affiliates not expressly assumed by the Buyer, including Liabilities relating to or arising out of any of the following (collectively, the “Excluded Liabilities”):

(a) any indebtedness for borrowed money;

(b) all costs and expenses incurred or to be incurred by the Sellers in connection with this Agreement and the consummation of the transactions contemplated hereby;

(c) any Liabilities relating to the Excluded Assets;

(d) 50% of any Liabilities for Transfer Taxes arising with respect to the transactions contemplated by this Agreement, if any;

(e) any Liabilities for or related to Taxes imposed on income, franchise or profits of any Seller or any of its Affiliates, any Liabilities for or related to Taxes arising under or out of, in connection with, or in any way relating to the ownership or operation of the Acquired Assets prior to the Closing, including any Nevada Net Proceeds of Minerals Tax (NRS Chapter 362) (or any other ad valorem taxes) assessed by the Nevada Department of Taxation or any other applicable taxing authority;

(f) any Liabilities arising from or relating to accounts payable accrued in the ownership or operation of the Acquired Assets prior to Closing;

(g) all Liabilities arising out of or with respect to the current or former employees of the Sellers or their Affiliates, including for compensation or reimbursement for work performed relating to the Acquired Assets, and all Liabilities related to or arising under any employee benefit plan, express or implied contract, wages, bonuses, commissions or severance benefits of the Sellers or their Affiliates;

(h) any Liabilities that are not Assumed Liabilities.

2.5 Exclusion of Assumed Contracts. From the date hereof until two (2) Business Days prior to the Sale Hearing (the “Cut-Off Date”), the Buyer shall have the right, upon Notice to and with the consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned, or delayed) to exclude any Contract from the Assumed Contracts set forth on Schedule 2.1(c) or supplement the list of Assumed Contracts to include any Contract to the extent such Contract relates primarily to the

Acquired Assets (in each case, subject to the requirements of sections 365(a) and 365(f) of the Bankruptcy Code), for any reason. To the extent the Bankruptcy Court issues one or more Orders such that the aggregate of the Cure Amounts for all Assumed Contracts exceeds the aggregate of the Cure Amounts set forth for all such Assumed Contracts on Schedule 4.13(c) by more than $50,000, Buyer shall have the right, upon Notice to the Seller Representative, to exclude any Contract for which the Cure Amount exceeds the Cure Amount set forth on Schedule 4.13(c). Any Contract so excluded by the Buyer shall be deemed to no longer be an Assumed Contract and shall be deemed an Excluded Asset. Any Schedules hereto shall be amended to reflect any changes made pursuant to this Section 2.5, including Schedule 4.13(c) with respect to (a) the Cure Amounts associated with any Assumed Contracts removed from or added to Schedule 2.1(c) and (b) any increased Cure Amounts set forth in the aforementioned Order(s) of the Bankruptcy Court to the extent Buyer fails to exclude the Contract associated with such Cure Amount within five (5) Business Days of the issuance of the Order. The Buyer shall (a) assume, and be obligated to pay, the Cure Amount with respect to (i) any Contract added pursuant to such supplement to the list of Assumed Contracts and Cure Amounts under this Section 2.5 and (ii) any increased Cure Amounts set forth in any Order of the Bankruptcy Court to the extent Buyer fails to exclude the Contract associated with such Cure Amount within five (5) Business Days of the issuance of the Order (and any such Cure Amounts shall be deemed added to Schedule 4.13(c) and become an Assumed Liability) and (b) have no obligation to pay the Cure Amount (if any) associated with any Contract that is excluded from the Assumed Contracts pursuant to this Section 2.5. For the avoidance of doubt, any such exclusion or addition of any Assumed Contract shall not result in a change to the amount of the Purchase Price.

2.6 Consents. Nothing in this Agreement or any document delivered in connection herewith nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Acquired Asset, including any Assumed Contract, Acquired Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity or is cancelable by a third party or Governmental Entity in the event of an assignment, in each case, other than any required consent that the Bankruptcy Court determines is not enforceable (“Nonassignable Assets”), unless and until (a) such consent shall have been obtained or (b) the Bankruptcy Court has entered a final Order, which may include the Sale Order, providing that such consent is not required or that the Acquired Asset subject to such consent shall be assigned or transferred regardless of any such necessary consent and that there shall be no breach or adverse effect on the rights of Buyer thereunder for the failure to obtain any such consent. Each Seller shall, and shall cause its Affiliates to, use their best efforts to obtain such consents promptly after the Effective Date; provided, however, that such best efforts shall, in no event, require any Seller to incur or become liable for any additional cost, expense or Liability, make any payments, or provide any guaranty or credit support. In the event consents to the assignment of a Nonassignable Asset cannot be obtained and the condition in clause (b) above is not satisfied, then such Nonassignable Asset shall be excluded from the Acquired Assets and shall become Excluded Assets for all purposes under this Agreement and the Cash Consideration shall be reduced by an amount to be agreed upon by Seller Representative and Buyer, acting in good faith. If the Parties are unable to agree on such reduction to the Purchase Price, the Parties will engage a mutually agreeable, nationally recognized investment bank with experience in valuing assets similar to the Nonassignable Asset to determine the fair market value of such Nonassignable Asset. The investment bank shall be authorized to select only the fair market value presented by either Seller Representative (on the one hand) or Buyer (on the other hand) based on which position, in its judgment, is the closest to being in conformity with this Agreement. The costs and expenses of the investment bank shall be borne by the Sellers, if Buyer’s position is selected, or by Buyer, if Seller Representative’s position is selected.

ARTICLE 3

CLOSING; PURCHASE PRICE

3.1 Closing; Transfer of Possession; Certain Deliveries.

(a) The consummation of the transactions contemplated herein (the “Closing”) shall take place on the second (2nd) Business Day after all of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party entitled to waive such condition or on such other date as the Parties shall mutually agree. The Closing shall take place electronically via email or facsimile at 10:00 a.m., New York City time, unless the Parties otherwise agree. The actual date of the Closing is the “Closing Date.” For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date.

(b) At the Closing, the Sellers shall deliver to the Buyer:

(i) a true and correct copy of the Sale Order;

(ii) a duly executed Assignment and Assumption Agreement;

(iii) duly executed Deeds for each parcel of Owned Real Property and each Mining Claim (including any required declarations of value related thereto);

(iv) duly executed affidavits of the Sellers, prepared in accordance with U.S. Treasury Regulations section 1.1445-2(b), certifying as to the Sellers’ non-foreign status;

(v) a true and complete copy, certified by the Secretary or an Assistant or Attesting Secretary of each Seller, of the resolutions duly and validly adopted by the governing body of such Seller evidencing the authorization of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby; and

(vi) such other documents, instruments and certificates as the Buyer may reasonably request.

(c) At the Closing, the Buyer shall:

(i) deliver to the Sellers the Purchase Price, less the amount of the Deposit, by wire transfer of immediately available funds pursuant to the written instructions provided by the Seller Representative;

(ii) deliver to the Seller Representative a duly executed Assignment and Assumption Agreement; and

(iii) deliver to the Seller Representative a true and complete copy, certified by the Secretary or an Assistant or Attesting Secretary of the Buyer, of the resolutions duly and validly adopted by the Buyer evidencing its authorization of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby; and

(iv) such other documents, instruments and certificates as the Seller Representative may reasonably request.

3.2 Purchase Price. In consideration for the Acquired Assets and subject to the terms and conditions of this Agreement, the Buyer shall, at the Closing, assume the Assumed Liabilities as provided in Section 2.3 and pay the Purchase Price by wire transfer of immediately available funds pursuant to the written instructions provided by the Seller Representative. At the Closing, (a) the Sellers are entitled to receive, and the Parties shall cause the Escrow Agent to pay (including executing and delivering any instruction letters to the Escrow Agent), the Deposit (less any Taxes required to be paid or withheld from any investment income included in such Deposit), which shall be credited as part of the Purchase Price. The Buyer may withhold any Taxes that it is required to withhold from the payment of the Purchase Price or other amounts payable under this Agreement, and payment of such withheld Taxes to the relevant Governmental Entity shall satisfy the Buyer’s payment obligations under this Agreement with respect to such amount.

3.3 Allocation of Purchase Price. Seller Representative and the Buyer shall cooperate in good faith following the Effective Date to determine an appropriate allocation of the Purchase Price and any other amounts required to be taken into account as part of the purchase of any of the Acquired Assets from a Seller among the Acquired Assets, with due regard for the valuations set forth on the pertinent county assessors’ records, and with any agreed allocations referred to as the “Agreed Allocations.” Each of the Parties shall (a) file all Tax Returns (including Internal Revenue Service Form 8594, if applicable) and other filings with Governmental Entities consistent with any Agreed Allocation and (b) notify and provide the other Party with reasonable assistance in the event of an examination, audit or other proceeding relating to Taxes or any other filing with a Governmental Entity regarding the appropriate allocation of the Purchase Price among the Acquired Assets. Notwithstanding the preceding sentence, the Parties may settle any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the allocation of the Purchase Price among the Acquired Assets, and neither the Buyer nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority or Governmental Entity challenging any Agreed Allocation. Notwithstanding anything in this Agreement to the contrary, this Section 3.3 shall survive the Closing Date without limitation.

3.4 Deposit. Upon execution of this Agreement, the Parties will execute and deliver the Deposit Escrow Agreement to each other Party and to the Escrow Agent and, upon execution and delivery thereof by each of the other parties thereto, the Buyer will deliver to the Escrow Agent, pursuant to the terms of the Deposit Escrow Agreement and within two (2) Business Days following the date hereof, the Deposit. The Deposit shall be held by the Escrow Agent in a non-interest-bearing account reasonably acceptable to Buyer and Seller Representative. For the avoidance of doubt, the Deposit shall not be the property of Seller Representative or any Seller during such time that the Deposit is held by the Escrow Agent. The Deposit shall be held by the Escrow Agent to serve as an earnest money deposit under this Agreement to be released as follows:

(a) Effect of Closing. If the Closing occurs, Seller Representative and the Buyer shall jointly instruct the Escrow Agent on the Closing Date to release and pay the Deposit on the Closing Date by wire transfer of immediately available funds pursuant to the written instructions provided by the Seller Representative, which Deposit, together with all accrued investment income thereon distributed to or at the direction of Sellers (less any Taxes required to be paid or withheld from such investment income), shall be credited toward the payment of the Purchase Price in accordance with the terms of the Escrow Agreement. If the Closing occurs, the Deposit, together with all accrued investment income thereon, shall become the property of the Sellers.

(b) Effect of Termination. If this Agreement is terminated other than pursuant to Section 8.1(d)(ii) prior to the Closing Date, the Parties shall instruct the Escrow Agent to deliver the Deposit, together with all accrued investment income thereon, to the Buyer in accordance with the Deposit Escrow Agreement no later than the second (2nd) Business Day immediately following receipt of written instructions for such release, which instructions shall include a copy of the written notice of termination of this Agreement or other reasonable evidence of the termination of this Agreement. If this Agreement is terminated by Seller Representative pursuant to Section 8.1(d)(ii) prior to the Closing Date, the Parties shall instruct the Escrow Agent to deliver the Deposit, together with all accrued investment income thereon, to Seller Representative in accordance with the Deposit Escrow Agreement no later than the second (2nd) Business Day immediately following receipt of written instructions for such release, which instructions shall include a copy of the written notice of termination of this Agreement or other reasonable evidence of the termination of this Agreement.

(c) Effect of Auction. Within one (1) Business Day of determining the Successful Bid (as defined in the Bid Procedures), the Sellers shall file on the Bankruptcy Court’s public docket a notice setting forth the identity of the Successful Bidder (as defined in the Bid Procedures) (the “Successful Bidder Notice”). Notwithstanding anything in this Agreement, the Bid Procedures Order or the Bid Procedures, if the Buyer is not the Successful Bidder, then the Parties shall provide joint written instructions instructing the Escrow Agent to deliver the Deposit, together with all accrued investment income thereon, to the Buyer in accordance with the Deposit Escrow Agreement no later than the Business Day immediately following the filing of the Successful Bidder Notice and will deliver a copy of such Successful Bidder Notice to Escrow Agent with such joint written instructions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

4.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Seller has all necessary power and authority to own or lease and operate its assets and to carry on the business conducted by it in the manner conducted on Effective Date.

4.2 Due Authorization, Execution and Delivery; Enforceability. Each Seller has the requisite power and authority to enter into, execute and deliver this Agreement and the other agreements contemplated hereby and, subject to the Sale Order having been entered by the Bankruptcy Court, to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legally valid and binding obligation of each Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.3 Consents. Subject to the Sale Order having been entered by the Bankruptcy Court, none of the execution, delivery or performance of this Agreement by any Seller will require any material consent, approval, license, Permit, Order or authorization (each, a “Consent”) of or from, or registration, notice, declaration or filing (each, a “Filing”) with or to, any Governmental Entity.

4.4 No Conflicts. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or similar organizational documents of any Seller, (b) conflict with or result in a breach of any provision of or constitute (with or without due notice, lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under, any Assumed Contract, (c) violate any Law applicable to the Sellers with respect to the Acquired Assets or (d) result in, or require the creation or imposition of, any Lien on any of the Acquired Assets other than a Permitted Lien.

4.5 Taxes. Except as set forth on Schedule 4.5:

(a) each Seller has timely and properly filed all material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects;

(b) each Seller has timely paid in full all Taxes (whether or not shown on any Tax Return) due and payable with respect to the ownership or operation of the Acquired Assets, and no Seller is currently under audit or examination with respect to any Taxes;

(c) each Seller has timely satisfied in all material respects all withholding Tax requirements that could result in a Lien on the Acquired Assets as a result of the transactions contemplated by this Agreement;

(d) there is no waiver or extension of any statute of limitations with respect to Taxes that could result in a Lien on any of the Acquired Assets as a result of the transactions contemplated by this Agreement;

(e) no claim for unpaid Taxes that could result in a Lien on any of the Acquired Assets as a result of the transactions contemplated by this Agreement has been made by any Governmental Authority in writing and there are no pending audits or examinations with respect to any such Taxes; and

(f) none of the Acquired Assets is subject or owned pursuant to an arrangement treated as a partnership and subject to Subchapter K of Chapter 1 of Subtitle A of the Code (for which no election is in place to exclude such arrangement from the application of Subchapter K of Chapter 1 of Subtitle A of the Code).

4.6 Real Property; Acquired Assets.

(a) Schedule 4.6(a) sets forth a true and complete list of all Exploration Properties (other than Mining Claims) owned by any Seller (“Owned Real Property”) and such Seller’s respective interest in such Owned Real Property. To the knowledge of Sellers, the Sellers own good and marketable title to the Owned Real Property free and clear of all Liens other than Permitted Liens.

(b) To the knowledge of Sellers, Schedule 4.6(b)(i) sets forth a true and complete list of all patented and unpatented mining claims included in the Exploration Properties (the “Mining Claims”) and identifies in such schedule which claims are patented and unpatented and the number of acres covered by each such Mining Claim. To the knowledge of Sellers, the Sellers own good and marketable title to all of the patented Mining Claims set forth (or required to be set forth) on Schedule 4.6(b)(i) and own and possess in compliance, in all material respects, with all applicable Laws, subject to the paramount title of the United States, all of the unpatented Mining Claims set forth (or required to be set forth) on Schedule 4.6(b)(i), in each case, free and clear of all Liens, other than Permitted Liens, pursuant to valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments. Except with respect to any default or breach resulting from the filing of the Petitions, the pendency of the Chapter 11 Cases or any action approved by, or motion made before, the Bankruptcy Court, the Sellers are not in default, in any material respect, under such documents, agreements and instruments. To the knowledge of Sellers, all such Mining Claims are validly located and recorded and are maintained, in each case, in accordance, in all material respects, with the Laws of the United States and the State of Nevada. Except as set forth on Schedule 4.6(b)(ii), to the knowledge of Sellers, (i) the Sellers do not have any liability or obligation to pay any commission, royalty, license fee or similar payment to any person with respect to any Mining Claims; (ii) there is no material adverse Claim against or challenge to the title of the Sellers with respect to any Mining Claim that, if determined adversely to the Sellers, would materially and adversely affect the ability of the Sellers to make use of, transfer or otherwise exploit such Mining Claim; and (iii) no other person has any material interest in any Mining Claim that would affect the interest of the Sellers in the Mining Claims. No Seller has received any written notice or, to the knowledge of the Sellers, any oral notice from any Governmental Entity of any revocation or intent to revoke any Seller’s interest in any of the Mining Claims.

(c) Except as set forth on Schedule 4.6(c)(i), the Acquired Assets include all such Property Rights as are necessary for the Sellers to own and operate the other Acquired Assets substantially as currently owned and operated, except for imperfections (including gaps, defects and irregularities) as would reasonably be anticipated to exist, based on industry practices, in assets similar to the Acquired Assets or as would not, individually or in the aggregate, materially interfere with the ownership or operation of the Acquired Assets as currently owned and operated. To the knowledge of Sellers, Sellers have valid title as the easement holder to any easements or rights of way included in the Acquired Assets, which title is not encumbered by any Liens other than Permitted Liens. No Seller is in default or breach, in any material respect, of any Property Right, except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the ownership or operation of the Acquired Assets as currently owned and operated.

(d) To the knowledge of Sellers, there are no Prepaid Expenses relating to the Acquired Assets listed in Sections 2.1(a) through (f).

(e) Sellers do not own or lease any Machinery and Equipment that is held for use primarily in connection with the ownership and operation of the Acquired Assets as currently owned and operated by Sellers. Sellers do not own any water rights that are used or held for use primarily in connection with the ownership and operation of the Acquired Assets.

4.7 Environmental Matters. Except as set forth on Schedule 4.7:

(a) the operations of each Seller with respect to the Acquired Assets are, and for the past three (3) years have been, in compliance, in all material respects, with all applicable Environmental Laws in the respective jurisdictions in which the Acquired Assets are located;

(b) no Seller has received any written communication or, to the knowledge of Sellers, any other notice alleging, with respect to any Acquired Asset, the violation of or Liability (including strict liability) under any Environmental Law;

(c) there are no Proceedings pending, or to the knowledge of Sellers, threatened against Sellers and no Seller is subject to any outstanding Orders, in each case, relating to the Acquired Assets and respecting (i) non-compliance with Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d) none of the Acquired Assets owned, leased or operated by the Sellers is the subject of any federal or state Proceeding regarding a Release of Hazardous Materials, nor, to the knowledge of the Sellers, have any Hazardous Materials been stored, used or Released, in a quantity or manner at or on the Acquired Assets, or at any off-site location to which such Hazardous Materials were sent by any Seller, which would reasonably be expected to result in any Liability under Environmental Laws, including any obligation to pay for or perform any Remedial Action; and

(e) no Seller has any Liability to pay for or perform any Remedial Action in excess of bonded amounts.

4.8 Compliance with Other Laws and Permits.

(a) Schedule 4.8(a) sets forth a true and complete list of all Acquired Permits. Such Permits held by the Sellers are all of the material Permits required under any Laws (including any Environmental Laws) for the operation of the Exploration Properties as currently conducted, and each Seller is in compliance, in all material respects, with such Permits. To the knowledge of Sellers, each such Permit has been validly issued, is in full force and effect and all applicable appeal periods challenging any such issuance have expired.

(b) Except as set forth on Schedule 4.8(b) each Seller is, and for the past two (2) years has been, in compliance, in all material respects, with all applicable Laws that affect the Exploration Properties, and no Seller has received any written notice or, to the knowledge of Sellers, any other notice of any alleged violation of applicable Law or any Acquired Permit in the past two (2) years, which violation remains unresolved.

(c) None of the Sellers has received any written notice from any Governmental Entity or any other Person regarding any pending or threatened Proceedings or other claims of liability regarding any alleged violation of such Laws (excluding any Environmental Laws).

4.9 Financial Advisors. Except as set forth on Schedule 4.9, no Person acting, directly or indirectly, as a broker, finder or financial advisor for the Sellers in connection with the transactions contemplated by this Agreement is entitled to any fee or commission or like payment in respect thereof from the Sellers.

4.10 Seller Security. Schedule 4.10 sets forth a list of all surety bonds, guaranties, letters of credit, cash deposits and other similar instruments required to be maintained by any Seller or any Affiliate of any Seller with respect to the Acquired Assets (collectively, the “Seller Security”).

4.11 Litigation. Except as set forth on Schedule 4.11: (a) there is no Proceeding pending, or to the knowledge of the Sellers, threatened against any Seller or any of their respective Affiliates relating to the Acquired Assets or the Assumed Liabilities; and (b) there are no Orders outstanding against the Sellers that have not yet been fulfilled and, to the knowledge of the Sellers, there are no Orders threatened against the Sellers, in each case, with respect to the Acquired Assets or the Assumed Liabilities.

4.12 Intellectual Property. No items of Intellectual Property are included in the Acquired Assets.

4.13 Contracts.

(a) Schedule 4.13(a)(i) sets forth all Contracts primarily relating to or primarily used in connection with the Exploration Properties and the Property Rights. Except as disclosed on Schedules 4.3, 4.4 or 4.13(a)(ii) and except for any defaults or violations resulting from the Chapter 11 Cases: (i) no Seller is in default of, and no written notice of alleged default has been received by any Seller under, any of the Assumed Contracts, (ii) no other party thereto, to the knowledge of the Sellers, is in default thereunder and (iii) to the knowledge of the Sellers, there exists no condition or event that, with or without notice or lapse of time or both, would constitute a default under any of the Assumed Contracts by any Seller or any other party thereto. Each Assumed Contract constitutes a valid and binding obligation of the Seller that is party thereto and, to the knowledge of the Sellers, of the other parties thereto, enforceable in accordance with their terms, except that (A) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (B) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and each Assumed Contract is in full force or effect. The Sellers have made available to the Buyer a true, complete and correct copy of all Contracts set forth on Schedule 4.13(a)(i).

(b) Except as disclosed on Schedule 4.13(b), none of the Assumed Contracts are between (i) any Seller, any Affiliate of any Seller or any of their Representatives, on the one hand, and (ii) any other Seller, any Affiliate of any Seller or any of their Representatives, on the other hand.

(c) Schedule 4.13(c) sets forth the Sellers’ estimate, based on reasonable inquiry, as of the Effective Date, of the Cure Amounts associated with each Assumed Contract.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

5.1 Organization. The Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Buyer has all necessary power and authority to own or lease and operate its assets and to carry on the business conducted by it in the manner conducted on the Effective Date.

5.2 Due Authorization, Execution and Delivery; Enforceability. The Buyer has the requisite power and authority to enter into, execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legally valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Consents. None of the execution, delivery or performance of this Agreement by the Buyer will require any material Consent of or from, or material Filing to be made by the Buyer with or to, any Governmental Entity.

5.4 No Conflicts. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in any breach of any provision of its organizational documents, except as would not result in a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

5.5 Financial Capability. The Buyer (a) at the Closing will have, sufficient internal funds available to pay the Purchase Price and any expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement, (b) at the Closing will have, the resources and capabilities

(financial or otherwise) to perform its obligations hereunder and (c) has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities.

5.6 Financial Advisors. No Person acting, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the transactions contemplated by this Agreement is entitled to any fee or commission or like payment in respect thereof from the Sellers or any of their respective Affiliates.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Conduct of Business Pending the Closing. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing (the “Interim Period”), except as may be required by applicable Law, as may occur as part of the Chapter 11 Cases, or as expressly permitted or authorized hereby or relating to the transactions contemplated by this Agreement, the Sellers shall (x) own operate the Acquired Assets in the ordinary course of business (y) use commercially reasonable efforts to maintain, preserve and repair the Acquired Assets and to keep the Acquired Assets in substantially the same state or condition as on the Effective Date, taking into account reasonable wear and tear or customary depreciation and (z) not, without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned):

(a) transfer, issue, encumber, sell or dispose of any of the Acquired Assets;

(b) amend, encumber, modify or terminate any Assumed Contract or Acquired Permit or fail to use commercially reasonable efforts to enforce the provisions of, or renew any such Assumed Contract or Acquired Permit, or waive, release or assign any material rights or material claims thereunder;

(c) enter into any Contract that would reasonably be likely to become an Assumed Contract;

(d) fail to insure all of the Acquired Assets with substantially like policies and coverages comparable to those in effect on the Effective Date;

(e) incur any Liability or take any action (other than as required by Law) that would be reasonably likely to increase the Cure Amounts, Transfer Taxes or the Assumed Liabilities; or

(f) agree to do anything prohibited by this Section 6.1.

6.2 Access.

(a) Subject to applicable Law, during the Interim Period, the Sellers shall (i) give the Buyer and its Representatives reasonable access during normal business hours to the Acquired Assets and the books and records of the Sellers with respect to the Acquired Assets, (ii) furnish to the Buyer and its Representatives such Operating Records and Other Information related to the Acquired Assets as the Buyer and its Representatives reasonably request, and (iii) cooperate reasonably with the Buyer in its investigation of the Acquired Assets. Such access shall not include, and Buyer shall not and shall cause its Representatives not to, conduct any testing, mining, milling or collection of samples at or on the Exploration Properties. All access and investigation by Buyer or its Representatives shall be conducted so as not to interfere unreasonably with the operation of the Exploration Properties by the Sellers.

Notwithstanding anything to the contrary contained in this Agreement, Buyer shall indemnify and hold Sellers harmless from any and all Liabilities to the extent caused by the Buyer’s or any of its Representative’s access, investigation and other activities described in this Section 6.2 or any breach or violation of this Section 6.2 by Buyer or any of its Representatives.

(b) From and after the Closing until the date that is twelve (12) months after the Closing Date, to the extent permitted by Law, the Buyer agrees to provide the Sellers and their respective Representatives (including any liquidating trustee or committee appointed in the Chapter 11 Cases), in connection with the administration and closing of the Chapter 11 Cases, the prosecution or settlement of or any proceeding or action relating thereto, or the preparation and filing of final Tax returns, with reasonable access during normal business hours to the Operating Records and Other Information relating to the period preceding the Closing, and to allow the Sellers and their respective Representatives (including any liquidating trustee or committee appointed in the Chapter 11 Cases), at such person’s sole cost and expense, to make extracts and copies of such books and records during such access. Any such access shall be during regular business hours upon reasonable advance notice under the supervision of the Buyer’s personnel, in such a manner as to maintain confidentiality, and without disruption to the operations of the Exploration Properties or the Buyer. The Buyer shall, to the extent permitted by Law, give thirty (30) days notice to Seller Representative of the Buyer’s intent to destroy any material portion of the Operating Records and Other Information.

6.3 Public Announcements. Seller Representative and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the transactions contemplated hereby, and no Party shall issue any such press release or public announcement without the prior written approval of Seller Representative and the Buyer, in each case, except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court) or obligations pursuant to the rules and regulations of, and any listing agreement with, any national securities exchange, on condition that if a Party is required to make any such announcement, the disclosing Party shall, promptly before the announcement is made, deliver Notice to Seller Representative and Buyer thereof where practicable and lawful to do so, and the disclosing Party shall use its commercially reasonable efforts to agree upon the text of any such announcement with Seller Representative and the Buyer prior to the release of the announcement. The Parties shall cause their respective Affiliates and Representatives to comply with this Section 6.3.

6.4 Tax Matters.

(a) Any Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be borne and paid 50% by the Buyer as Assumed Liabilities and 50% by the Sellers as Excluded Liabilities. The Seller Representative and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The Buyer and Seller Representative, as required by applicable Law, shall file all necessary documentation and returns with respect to such Transfer Taxes when due and shall promptly, following the filing thereof, furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Party.

(b) The Buyer, on the one hand, and Seller Representative, on the other hand, shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets as is reasonably necessary for filing of all Tax Returns relating to Tax periods that began prior to the Closing Date, the preparation for any audit by any Tax Authority with respect to such periods, and the prosecution or defense of any Proceeding relating to any Taxes due with respect to such periods. The obligations of Seller Representative and Buyer pursuant to the immediately preceding sentence with respect to any Tax period shall expire upon the expiration of the applicable statute of limitations with respect to such period.

6.5 Regulatory Approvals.

(a) The Buyer and the Sellers shall use their commercially reasonable efforts, and shall cause their Affiliates to use their respective commercially reasonable efforts, to (i) promptly obtain all Consents of all Governmental Entities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, this Agreement, (ii) take all such actions as may be requested by any such Governmental Entity to obtain such Consents, (iii) avoid the entry of, or effect the dissolution of, any Order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and (iv) cause all of the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement to be met as promptly as practicable and in any event on or prior to the Outside Date (to the extent such conditions are within the control or influence of such Party). The Parties shall reasonably cooperate in connection with any filings or notifications required in connection therewith, and neither the Sellers nor the Buyer nor their respective Affiliates shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required Consents.

(b) Seller Representative and the Buyer shall promptly notify the other of any substantive oral or written communication received from any Governmental Entity relating to the matters that are the subject of this Agreement, permit the other Party to review in advance any substantive communication proposed to be made by such Party to any Governmental Entity and provide the other Party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand. No Party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with Seller Representative and the Buyer in advance and, to the extent permitted by such Governmental Entity and applicable Law, gives the other Party the opportunity to attend and participate in such meeting. Subject to the Confidentiality Agreement, the Parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as Seller Representative and the Buyer may reasonably request in connection with the foregoing or to secure all necessary Consents for the Buyer’s ownership and operation of the Acquired Assets after the Closing.

(c) If any Governmental Entity shall seek, or shall have indicated that it may seek, the enactment, entry, enforcement or promulgation of any Law restraining or prohibiting the transactions contemplated by this Agreement, the Buyer and the Sellers shall use their commercially reasonable efforts to resolve any such objections.

(d) Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns, that the ownership and operation of the Acquired Assets shall remain in the dominion and control of the Sellers until the Closing and that none of the Buyer, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Sellers, except as specifically contemplated or permitted by this Article 6 or as otherwise consented to in writing in advance by Seller Representative.

(e) The Parties shall promptly file and record with each applicable Governmental Entity any conveyances, records of transfer, notices of transfer or similar documents (including any notice of transfer with the Nevada State Office of the Bureau of Land Management or the Nevada Division of Water Resources) and shall promptly provide to Seller Representative true, correct and complete copies of such conveyances, records of transfer, notices of transfer or similar documents.

(f) Notwithstanding anything to the contrary, nothing in this Section 6.5 shall require any Seller to provide any guaranty or credit support.

6.6 Further Assurances; Supplements to Schedules.

(a) Following the Cut-Off Date, Seller Representative will promptly notify the Buyer if any Seller becomes aware of any Contract relating to the Acquired Assets that should have been identified on Schedule 4.13(a)(i) and provide the Buyer a true, correct and complete copy of such Contract and any Cure Amount associated with such Contract. Within five (5) Business Days following receipt of such notice and a copy of such Contract, the Buyer shall have the option to include or exclude such Contract from the Assumed Contracts included in the Acquired Assets; provided, however, that, to the extent such Contract is included in the Assumed Contracts any such disclosed Cure Amounts associated with such Contract to be so included in the Assumed Contracts shall be included in the definition of Cure Amounts and deemed an Assumed Liability. Subject to the terms and conditions herein provided, following the Closing Date, the Sellers shall execute and deliver to the Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to the Buyer, and take such additional actions as the Buyer may reasonably request, to promptly vest in the Buyer all of the Sellers’ right, title and interest in and to the Acquired Assets, including (i) the prompt transfer of Acquired Permits and (ii) causing any subsidiary of a Seller who is a debtor in the Chapter 11 Cases to promptly transfer any Acquired Asset to Buyer, in each case without further material out-of-pocket expense or liability to Sellers.

(b) Prior to the Cut-off Date, the Sellers shall have the right from time to time to supplement, modify or update the Schedules upon written notice to Buyer with respect to, and solely with respect to, Sections 4.4, 4.5, 4.8, 4.10, 4.11, and 4.13(a)(ii). Upon receipt of any such supplement, modification or update that in the reasonable judgment of Buyer would cause the condition set forth in Section 7.1(a) to not be satisfied at the Closing, Buyer shall have ten (10) Business Days from the date of receipt to object to such supplement, modification or update and, in the event of such an objection, the Schedules shall not be deemed to have been supplemented, modified or updated with respect to such objected to item; provided, however, that if Buyer fails to so object within the 10-day period or accepts any portion of the supplement, modification or update, such supplement, modification or update (or portion with respect to which Buyer does not object) shall be deemed to supplement, modify or update the Schedules and no Seller shall be deemed to have breached or violated any of its respective representations, warranties, covenants or agreements in this Agreement with respect thereto.

(c) From and after the Closing Date until the earlier of (i) the ninetieth (90) day following the Closing Date and (ii) the effective date of the plan of reorganization contemplated by the Chapter 11 Cases, Sellers shall use their commercially reasonable efforts to assist Buyer in meeting with and contacting the applicable third party owners as of the Closing of the 166 unpatented mining claims commonly known as the Silver Cloud property (the “Designated Claims”) located in (1) T36N, R47E Sections 1-3 M.D.B.&M; (2) T36N, R48E Section 6 M.D.B.&M; (3) T37N, R47E Sections 1-3, 9, 11-16, 22-27, 34-36 M.D.B.&M; and (4) T37N, R48E Sections 3, 31, 6-7 M.D.B.&M (in each case in Elko County, Nevada) for purposes of negotiating the purchase from such applicable third party owners of such Designated Claims and shall give the Buyer and its Representatives copies of any books and records of Sellers which are in Sellers’ possession relating to the Designated Claims; provided, however, that (x) such commercially reasonable efforts shall not require any Sellers to, and no Seller shall be required to, pay or transfer any consideration (whether money or property), incur any out-of-pocket expense or liability, provide any guarantees, credit support, or other similar arrangement, or commence, be a party to, or participate in or assist in any Proceeding; (y) from and after the Closing, in the event that any Seller discovers and determines that a Seller holds (and held, as of the Closing) a legal and valid right, title or interest in any Designated Claims or receives after the Closing any proceeds or income attributable to any such legal and valid right, title or interest in any Designated Claims, such Seller shall, promptly after such discovery and determination, (A) execute and deliver to the Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to the Buyer (but without representation or warranty or recourse to any of the Sellers), to promptly vest in the Buyer all of such Seller’s right, title and interest (to the extent and solely to the extent such right, title or interest of Seller is pursuant to a valid and enforceable Contract) in and to such Designated Claims and (B) pay over to the Buyer any such proceeds or income received after the Closing in respect of any Designated Claims, which proceeds or income will be held by the applicable Seller in trust for Buyer prior to payment to Buyer; and (z) in the event that Sellers do not discover and determine that a Seller holds (and held, as of the Closing) any such right, title or interest in any Designated Claims and no Seller receives after the Closing any such proceeds or income attributable to any right, title or interest in any Designated Claims, in each case, within twelve (12) months following the Closing Date, then the covenant and obligations of Sellers under clause (y) of this Section 6.6(c) shall automatically terminate and be of no further force or effect. For the avoidance of doubt, as of the date of this Agreement, the Sellers have no knowledge of any right, title or interest of a Seller in any Designated Claims, and each party hereto acknowledges and agrees that such party has no expectation that any such right, title or interest in any Designated Claims exists or will be discovered or determined.

6.7 Nature of Transaction. The Sellers are selling, and the Buyer is acquiring, the Acquired Assets “as is”, “where is” and with all faults, limitations and defects (hidden and apparent) and subject only to the representations and warranties contained in Article 4 or otherwise in this Agreement, without any other representation or warranty of any nature whatsoever and without any guarantee or warranty (whether express or implied) as to their title, quality, merchantability or their fitness for the Buyer’s intended use or a particular purpose or any use or purpose whatsoever. Further, except as set forth in this Agreement, neither Sellers nor any director, officer, manager, employee, agent, consultant, or Representative of Sellers have made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, any part of the Acquired Assets, the financial performance of the Acquired Assets, or the physical condition of the Acquired Assets. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Acquired Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer further acknowledges that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by Sellers and Buyer after good-faith arms’-length negotiation in light of Buyer’s agreement to purchase the Acquired Assets as is”, “where is” and with all faults, limitations and defects (hidden and apparent). Buyer has relied, and shall rely, solely upon its own investigation of all such matters and the representations, warranties and covenants contained in Article 4 or otherwise in this Agreement. Following the Closing, each of the Parties hereby agrees and acknowledges that (a) the Parties hereby disclaim all Liability and responsibility for any representation or warranty (including any representation or warranty set forth in Article IV or Article V or any express or implied warranty, any warranty as to accuracy or completeness or any warranty as to fitness for a particular purposes), omission, agreement, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any other Party or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided, directly or indirectly (including on or by access to any online data room), to any other Party or its Affiliates or Representatives by any director, officer, manager, employee, agent, consultant, or Representative of such Party); (b) no Seller makes any representations or warranties to Buyer regarding the probable success, profitability or value of any of the Acquired Assets; and (c) no Party shall have any Liability with respect to, and no Party shall be permitted nor shall it assert any indemnification claim or Liability with respect to, the foregoing matters, whether pursuant to this Agreement, common law, or otherwise.

6.8 Permits Covenant. Prior to and following Closing, the Parties shall use their commercially reasonable efforts to ensure the prompt transfer to the Buyer of all Acquired Permits. Notwithstanding anything to the contrary, nothing in this Section 6.8 shall require any Seller to incur or become liable for any additional cost, expense or Liability, make any payments, or provide any guaranty or credit support.

6.9 Bankruptcy Matters.

(a) Stalking Horse Bidder Matters.

(i) In the event that (A) this Agreement is terminated pursuant to: (1) Section 8.1(e)(ii), (2) Section 8.1(f) to the extent, and solely to the extent such termination is the result of, a change to the Sale Order or Bid Procedures Order that is requested by Sellers, (3) Section 8.1(g) to the extent, and solely to the extent, such termination is the result of Sellers seeking or having sought the entry of the applicable order of the Bankruptcy Court (x) dismissing the Bankruptcy Case of any Seller or converting it to a case under Chapter 7 of the Bankruptcy Code, or (y) appointing a trustee in any Seller’s Bankruptcy Case or an examiner with enlarged powers relating to the operation of the Sellers’ businesses, or (4) Section 8.1(h) or (B) the Sellers terminate this Agreement or their obligations hereunder in connection with the exercise by Sellers of their fiduciary obligations pursuant to Section 9.16, the Sellers shall pay to the Buyer a cash amount equal to $350,000 (the “Break-Up Fee”) and the Expense Reimbursement, in cash following the termination of this Agreement pursuant thereto, which Break-Up Fee and Expense Reimbursement shall each be treated as joint and several priority administrative claims in the Chapter 11 Cases against each Seller. Notwithstanding this Section 6.9(a), if the Buyer consents to serve as the Back-Up Bidder and the Closing occurs under this Agreement as a result of a failure to close under a Competing Transaction, then the Sellers shall have no obligation to pay, and the Buyer shall not be entitled to receive, the Break-Up Fee or the Expense Reimbursement, and the Parties shall jointly instruct the Escrow Agent to deliver the Deposit, together with all accrued investment income thereon, to the Sellers in accordance with Section 3.2. If this Agreement is terminated pursuant to Sections 8.1(e)(ii), (f) or (g) (as limited as provided above) or in connection with the exercise by Sellers of their fiduciary obligations pursuant to Section 9.16, the Break-Up Fee and Expense Reimbursement shall be paid one (1) Business Day following such termination. If this Agreement is terminated pursuant to Section 8.1(h), the Break-Up Fee and Expense Reimbursement shall be paid on the earlier of (A) the consummation of the Competing Transaction and (B) sixty (60) calendar days following the conclusion of the auction.

(ii) The Sellers acknowledge and agree that (A) approval of the Break-Up Fee and Expense Reimbursement is an integral part of this Agreement; (B) in the absence of the Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement, the Buyer would not enter into this Agreement; (C) entry of the Buyer into this Agreement is necessary for preservation of the Sellers’ estates and is beneficial to the Sellers because, in the Sellers’ business judgment, it will enhance the Sellers’ ability to maximize the value of their estates; and (D) the Break-Up Fee and Expense Reimbursement are reasonable in relation to the Buyer’s efforts and the Buyer’s lost opportunities resulting from the time spent pursuing such transaction.

(b) Competing Transaction. Other than pursuant to and in compliance with the terms and conditions of the Bid Procedures Order, the Sellers shall not, and shall cause their respective

Affiliates and Representatives not to, directly or indirectly, initiate or solicit the submission of any inquiries, proposals or offers or negotiate or enter into any agreements or understandings with any Person (other than the Buyer and its Affiliates and Representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of the Acquired Assets or any other transaction that could impede or preclude the transactions contemplated under this Agreement being consummated with the Buyer or any of its Affiliates (each, a “Competing Transaction”) or accept an offer or proposal from any Person (other than the Buyer and its Affiliates, agents and Representatives) with respect to a Competing Transaction; provided, however, that any request for a consent to assignment of an Acquired Asset shall not constitute, or be included in the definition of, a Competing Transaction.

(c) Compliance.

(i) The Sellers shall, and the Sellers shall cause all of their Affiliates and Representatives to, comply with all of the obligations of the Sellers under the Bid Procedures Order and the Sale Order (after the entry of such Order by the Bankruptcy Court).

(ii) The Sellers shall use commercially reasonable efforts to comply with all requirements under the Bankruptcy Code and Bankruptcy Rules in connection with obtaining approval of the transactions contemplated by this Agreement. The Sellers shall serve on all required Persons in the Chapter 11 Cases, including (A) all Persons who are known to possess or assert a Claim or Lien against or interest in any of the Acquired Assets, (B) the IRS, (C) all applicable state attorneys general, and local Government Entities, (D) all applicable state and local Government Entities with taxing authority, (E) all other Persons required by any order of the Bankruptcy Court, (F) all parties to Assumed Contracts, and (G) any other Persons that the Buyer reasonably may request, any notice of the sale motion, the Sale Hearing, the Bid Procedures Order, the Sale Order, and all objection deadlines in accordance with all applicable Bankruptcy Rules, the Bid Procedures Order, and any applicable local rules of the Bankruptcy Court.

(iii) As provided in the Bid Procedures Order, the Sellers shall move to assume and assign to the Buyer the Assumed Contracts that are executory contracts capable of being assumed pursuant to section 365 of the Bankruptcy Code and shall provide notice thereof to (A) all counterparties to such contracts, (B) any third party beneficiary to such contracts as requested by the Buyer (which third party beneficiaries shall be identified by the Sellers using their commercially reasonable efforts), (C) any other Person that the Buyer reasonably requests, and (D) any other Person as may be required by applicable Bankruptcy Rules, the Bid Procedures Order, and any applicable local rules of the Bankruptcy Court and any other Person reasonably requested by the Buyer. The Sellers have the right to reject any Contract that is not an Assumed Contract in accordance with the Bankruptcy Code.

(iv) The Buyer shall pay the Cure Amounts set forth on Schedule 4.13(c) (as may be supplemented or modified in accordance with Sections 2.5 and 6.6) in the time and manner specified by the Sale Order and, if applicable, in accordance with the terms of the Assumed Contract to which such Cure Amount relates.

(v) Buyer shall use commercially reasonable efforts to assist Sellers with demonstrating that the “adequate assurance of future performance” standard of section 365 of the Bankruptcy Code is met in order for Sellers to assign, and for Buyer to assume, the Assumed Contracts.

(d) In the event the Sale Order is appealed, the Buyer and the Sellers shall use their respective commercially reasonable efforts to defend such appeal at their own cost and expense.

(e) The Sellers further covenant and agree that the terms of any plan of reorganization or liquidation, or any order of dismissal, submitted to the Bankruptcy Court by the Sellers shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer in the Buyer’s sole discretion) at or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of the Sellers contained in this Agreement that is qualified by materiality or material adverse effect shall be true and correct at and as of the Effective Date and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are as of a different date or period, which shall be true and correct as of such other date or period) and (ii) each of the other representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are as of a different date or period, which shall be true and correct in all material respects as of such other date or period).

(b) The Sellers shall have performed, in all material respects, all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date.

(c) There shall be no Law that prohibits the transactions contemplated by this Agreement.

(d) The Bankruptcy Court shall have entered the Bid Procedures Order and the Sale Order, in substantially the forms attached hereto as Exhibit B and Exhibit C, and, as of the Closing Date the Bid Procedures Order and Sale Order shall be in full force and effect and shall not have been reversed, vacated, or stayed, and shall not have been amended, supplemented, or otherwise modified in any material respect without the prior written consent of the Buyer.

(e) The Sale Order shall be non-appealable and not otherwise subject to review, reversal, modification or amendment, by appeal or writ of certiorari. Notwithstanding anything herein to the contrary, the Parties may, in their sole and absolute discretion, complete the transactions contemplated by this Agreement prior to the Sale Order becoming a final non-appealable order of the Bankruptcy Court, but only to the extent the Sale Order provides that the Buyer is a “Good Faith Purchaser” pursuant to 363(m) of the Bankruptcy Code and is entitled to all of the protections afforded to such purchasers by that section.

(f) Since the date of the Agreement, no Material Adverse Effect shall have occurred.

(g) The Assumed Contracts shall have been assumed by the Sellers and assigned to the Buyer pursuant to sections 365(a) and 365(f) of the Bankruptcy Code.

7.2 Conditions Precedent to the Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller Representative in its sole discretion) at or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of the Buyer contained in this Agreement that is qualified by materiality or material adverse effect shall be true and correct at and as of the Effective Date and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are as of a different date or period, which shall be true and correct as of such other date or period) and (ii) each of the other representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are as of a different date or period, which shall be true and correct in all material respects as of such other date or period).

(b) The Buyer shall have performed, in all material respects, all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

(c) There shall be no Law that prohibits the transactions contemplated by this Agreement.

(d) The Bankruptcy Court shall have entered the Bid Procedures Order and the Sale Order, in substantially the forms attached hereto as Exhibit B and Exhibit C, and, as of the Closing Date the Bid Procedures Order and Sale Order shall be in full force and effect and shall not have been reversed, vacated, or stayed, and shall not have been amended, supplemented, or otherwise modified in any material respect without the prior written consent of the Sellers.

ARTICLE 8

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written agreement of Seller Representative and the Buyer;

(b) by Seller Representative or the Buyer, if the Closing does not occur on or before July 31, 2015 (the “Outside Date”);  provided, however, that the failure of the Closing to occur on or prior to the Outside Date is not a result of or caused by the terminating party’s breach of any of its representations and warranties contained in this Agreement and such terminating party has not failed in any respect to perform any of its material obligations hereunder; provided further that if at the Outside Date any Consent or Filing with any Governmental Entity remains outstanding and all conditions to closing have been satisfied (other than Section 7.1(a) or Section 7.1(b) to the extent related to such Consent or Filing and those conditions that by their terms are to be satisfied at Closing), the Outside Date shall automatically be extended for an additional thirty (30) days.

(c) by Seller Representative or the Buyer, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining the Buyer or the Sellers from consummating the transactions contemplated hereby is entered and such Order shall become final;

(d) by Seller Representative, if (i) any condition set forth in Section 7.2 shall have become incapable of fulfillment, other than as a result of a breach by any Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by the Seller Representative or (ii) there has been a material violation or breach by the Buyer of any covenant, agreement, representation or warranty contained in this Agreement, in each of clause (i) and (ii), which failure, violation or breach (A) would cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (B)(1) has not been cured within ten (10) Business Days following the delivery of written notice of such violation or breach or (2) is not capable of being cured within a ten (10) Business Day period; provided that the Sellers are not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1(a) or Section 7.1(b) not to be satisfied;

(e) by the Buyer, if (i) any condition set forth in Section 7.1 shall have become incapable of fulfillment, other than as a result of a breach by the Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by the Buyer or (ii) there has been a material violation or breach by the Sellers of any covenant, agreement, representation or warranty contained in this Agreement, in each of clause (i) and (ii), which failure, violation or breach (A) would cause any of the conditions set forth in Section 7.1(a) or Section 7.1(b) not to be satisfied and (B)(1) has not been cured within ten (10) Business Days following the delivery of written notice of such violation or breach or (2) is not capable of being cured within a ten (10) Business Day period;  provided that the Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied.

(f) by the Buyer, if the Sale Order or Bid Procedures Order, once entered, is changed in a manner that is adverse to the Buyer without the consent of the Buyer in its sole discretion;

(g) by the Buyer, if any Seller seeks to have the Bankruptcy Court enter an order dismissing the Bankruptcy Case of any Seller or converting it to a case under Chapter 7 of the Bankruptcy Code, or if the Bankruptcy Court enters an order dismissing the Bankruptcy Case of any Seller or converting the Bankruptcy Case of any Seller to a case under Chapter 7 of the Bankruptcy Code, or appoints a trustee in any Seller’s Bankruptcy Case or an examiner with enlarged powers relating to the operation of the Sellers’ businesses, and such dismissal, conversion or appointment is not reversed or vacated within three business days after the entry thereof; or

(h) automatically, without further action by any Party, if (a) the Bankruptcy Court shall enter an Order approving a Competing Transaction, or (b) the Buyer is not designated as the Successful Bidder; provided, however, that if the auction is held pursuant to the Bid Procedures, and the Buyer is designated, and consents in its sole discretion to serving, as the Back-Up Bidder (as such term is defined in the Bid Procedures), then this Agreement shall not terminate pursuant to this Section 8.1(h) until the earlier of (i) the consummation of the Competing Transaction; and (ii) sixty (60) calendar days following the conclusion of the auction.

8.2 Consequences of Termination. In the event of any termination of this Agreement by any Party pursuant to Section 8.1 (other than Section 8.1(h)), written Notice thereof shall be given by the terminating Party to the other Party, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than the obligation of (a) the Sellers to pay the Break-Up Fee and Expense Reimbursement pursuant to Section 6.9(a), Article 9 and any related definitional provisions in Article 1, and (b) the obligation of the Parties to cause the release of the Deposit and payment of the Deposit (including the obligation that the Parties jointly instruct the Escrow Agent) pursuant to Section 3.4 and (c) the last sentence of Section 6.2(a), which obligations shall survive any such termination), and the transactions contemplated hereby shall be abandoned without further action of the Parties, except that such termination shall not relieve any

Party of any Liability for any prior breach of this Agreement. Notwithstanding anything to the contrary contained herein, no termination of this Agreement by any Party shall terminate or effect the Confidentiality Agreement, which shall survive any such termination.

ARTICLE 9

MISCELLANEOUS

9.1 Expenses. Except as set forth in this Agreement and the Bid Procedures Order and whether or not the transactions contemplated hereby are consummated, each Party shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated hereby.

9.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Sellers without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Sellers; provided, however, that the Buyer may assign this Agreement to any of its Affiliates without the prior written consent of Seller Representative as long as the Buyer remains responsible to the Sellers for all obligations, indemnities and Liabilities due to the Sellers under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Buyer and the Sellers, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as expressly set forth herein.

9.4 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be deemed given on the date personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail with confirmation of receipt, addressed as set forth below, or to such other address as such Party shall have specified most recently by Notice; provided, that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m., New York time, Notice shall be deemed given on the next Business Day.

If to any Seller, to Seller Representative:

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, NV, 89521

Facsimile:    (775) 358-4458

Attention:    Stephen Jones, Executive Vice President and Chief Financial Officer

Email: Steve.Jones@AlliedNevada.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Facsimile:    (212) 872-1002

Attention:    Philip C. Dublin and Daniel I. Fisher

Email: pdublin@akingump.com and dfisher@akingump.com

If to the Buyer:

Clover Nevada LLC

C/o Elko Mining Group LLC

805 Railroad Street, Suite 204

Elko, Nevada 89801

Attn: Chief Operating Officer

Facsimile: +1 (775) 623-5767

With a copy to (which shall not constitute notice):

Waterton Precious Metals Fund II Cayman, LP

C/o Waterton Global Resource Management, Inc.

199 Bay Street, Suite 5050

Toronto, ON M5L 1E2

Attn : Chief Financial Officer and General Counsel

Facsimile : +1 (416) 504-3200

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

9.5 Choice of Law; Jurisdiction and Venue. This Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of Delaware, without giving effect to any provision thereof that would require the application of the substantive Laws of any other jurisdiction and, to the extent applicable, the Bankruptcy Code. With the exception of any appeals, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated.

9.6 Entire Agreement; Amendments and Waivers. This Agreement and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto, including the Confidentiality Agreement, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Seller Representative and the Buyer, or in the case of a waiver, by the Party waiving compliance; provided, however, that Seller Representative may agree with the Buyer to amend this Agreement so long as such amendment does not disproportionately materially adversely affect any Seller. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9.7 Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material, would have a Material Adverse Effect or is required to be disclosed. If any Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another Schedule readily apparent, the matter shall be deemed to have been disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

9.8 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via facsimile or electronic mail. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

9.9 Retention of Deposit Not Penalty. Retention of the Deposit by the Sellers (if permitted pursuant to Section 3.3(b)) represents agreed full liquidated damages that is a reasonable approximation of the actual damages that the Sellers would suffer for such failure in consummating the transactions contemplated by this Agreement described in Section 3.3(b) and does not represent either a penalty or compensation for the transaction costs of the transactions contemplated by this Agreement.

9.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

9.11 WAIVER OF RIGHT TO TRIAL BY JURY. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

9.12 NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES OF ANY OTHER PARTY OR ITS AFFILIATES, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR OTHERWISE, AND ALL SUCH INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY AND INCIDENTAL DAMAGES ARE HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVED, RELEASED AND DISCHARGED.

9.13 Survival. Each and every representation, warranty, covenant, and agreement contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire and be of no further force and effect as of the Closing and no Party shall thereafter have any liability whatsoever with respect thereto; provided, however, that the covenants contained in this Agreement that by their terms are to be performed (in whole or in part) by the Parties following the Closing shall survive in accordance with their respective terms. Following the Closing Date with respect to the representations, warranties, and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement and, with respect to the covenants contained in this Agreement or in any instrument delivered pursuant to this Agreement, following the applicable survival date of such covenant, such representation, warranty, covenant, and agreement contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force or effect and no Party shall have any liability with respect thereto.

9.14 Non-Recourse. All Claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other document, certificate or instrument delivered pursuant hereto, or the negotiation, execution, performance or non-performance of this Agreement or any other document, certificate or instrument delivered pursuant hereto (including any representation or warranty made in or in connection with this Agreement or any other document, certificate or instrument delivered pursuant hereto or as an inducement to enter into this Agreement and the other documents delivered pursuant hereto) may be made only against the Person or Persons that are expressly identified as parties hereto or thereto. In no event shall any Party, or party to the other documents delivered pursuant hereto, have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a named party to this Agreement or the other documents delivered pursuant hereto, including any past, present or future director, manager, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or Representative of any Party (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other document, certificate or instrument delivered pursuant hereto or for any claim based on, in respect of, or by reason of this Agreement or any other document, certificate or instrument delivered pursuant hereto or its negotiation or execution; and each party hereto or thereto waives and releases all such liabilities, Claims and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.14.

9.15 Seller Representative.

(a) Seller Representative is hereby appointed by each Seller (and its successors and assigns) as agent and attorney-in-fact with full power of substitution for such party, for and on behalf of such party, as the party authorized to: (i) enter into and perform its and the Sellers’ obligations under the Deposit Escrow Agreement; (ii) to negotiate, defend, dispute, contest, assert, compromise and settle all claims and matters arising under this Agreement and to release all or any portion of the Deposit pursuant to this Agreement; (iii) agree to, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and matters, and to take all actions necessary or appropriate in the reasonable judgment of Seller Representative for the accomplishment of the foregoing; (iv) initiate or refrain from initiating or dispute or refrain from disputing any claim for indemnification or other claim under this Agreement; (v) take any other action expressly delegated to Seller Representative under the other terms of this Agreement; (vi) consent to and execute any amendment, waiver or consent of or under this Agreement or the Deposit Escrow Agreement; and (vii) give and receive notices and communications to or from the Sellers relating to the transactions contemplated by this Agreement and the other documents delivered in connection with or pursuant to this Agreement, in each case without having to seek or obtain the consent of the Sellers.

(b) Seller Representative shall not be liable to the Sellers for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall indemnify Seller Representative and hold Seller Representative harmless against any loss, liability or expense incurred without negligence, bad faith or willful misconduct on the part of Seller Representative and arising out of or in connection with the acceptance or administration of Seller Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by Seller Representative. This right of indemnification shall survive the termination of this Agreement. Any Person dealing with Seller Representative, including the Buyer and the Escrow Agent, is entitled to rely on the actions taken by, and consents, instructions and approvals given by, Seller Representative without the need for further investigation or confirmation and notwithstanding any knowledge of the relying Person. Each such Person is hereby released from any liability for any acts or omissions by such Person or any of their Affiliates or their respective Representatives in reliance on any action, consent, instruction or approval of Seller Representative.

(c) If Seller Representative becomes unable or unwilling to serve as an agent, such other Person or Persons as may be designated by the Sellers, with concurrent notice to the Buyer, shall succeed such Person as Seller Representative. If Seller Representative should at any time become unwilling to serve as Seller Representative, Seller Representative promptly shall so notify the Sellers and the Buyer in writing, and shall bear no liability of any kind or nature whatsoever as a consequence of such determination. In addition, at any time as determined in the sole discretion of Seller Representative, Seller Representative may decline to take any action, make any determination, or otherwise bear any expense without having first obtained the approval or consent of the Sellers.

9.16 Sellers’ Fiduciary Obligations. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require any of the Sellers, their Affiliates, or any of their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, in each case, prior to the filing of the Successful Bidder Notice, to the extent that taking such action or refraining from taking such action would, as determined by the Sellers, in good faith after consultation with outside counsel and after consultation with Sellers’ financial advisors, constitute or result in a breach of such person’s fiduciary obligations to the Seller’s creditors or other parties under applicable Law.

9.17 Bulk Sales Laws. Buyer hereby waives compliance by the Sellers and the Sellers hereby waive compliance by Buyer with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any jurisdiction other than any laws which would exempt any of the transactions contemplated by this Agreement from any Tax liability which would be imposed but for such compliance.

[Signatures Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Sellers, Seller Representative and the Buyer as of the date first above written.

SELLERS:

Allied Nevada Gold Corp.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Allied Nevada Gold Holdings LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Allied VNC Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Central LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Cortez LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Eureka LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG North LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Northeast LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Pony LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Hasbrouck Production Company LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Victory Exploration Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

SELLER REPRESENTATIVE:

Allied Nevada Gold Corp.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

BUYER:

Clover Nevada LLC

By:	/s/ Jack McMahon
Jack McMahon
Authorized Signatory